Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER 2012 FINANCIAL RESULTS

New York, New York, August 1, 2012 - Genco Shipping & Trading Limited (NYSE: GNK) (“Genco” or the “Company”) today reported its financial results for the three and six months ended June 30, 2012.

The following financial review discusses the results for the three and six months ended June 30, 2012 and June 30, 2011.

Second Quarter 2012 and Year-to-Date Highlights

•	Recorded net loss attributable to Genco for the second quarter of $27.7 million, or $0.65 basic and diluted loss per share;

•	Maintained strong cash position of $255.8 million on a consolidated basis, including restricted cash;

o	$251.4 million at Genco Shipping & Trading Limited, including restricted cash;
o	$4.4 million at Baltic Trading Limited;

•
Entered into separate agreements to amend the amortization schedule and extend existing covenant waivers under each of our three credit facilities through and including the quarter ending December 31, 2013; and

•	Continued a short time charter strategy by fixing vessels on spot market-related time charters with the option to convert to a fixed rate and on short-term charters while the market remains volatile.

Financial Review: 2012 Second Quarter

The Company recorded net loss attributable to Genco for the second quarter of 2012 of $27.7 million, or $0.65 basic and diluted loss per share. Comparatively, for the three months ended June 30, 2011, net income attributable to Genco was $10.1 million, or $0.29 basic and diluted earnings per share.

EBITDA was $26.8 million for the three months ended June 30, 2012 versus $65.8 million for the three months ended June 30, 2011.

Robert Gerald Buchanan, President, commented, “During the second quarter, we maintained an opportunistic time charter approach in a challenging drybulk market. By preserving the ability to benefit from a rising freight rate environment combined with a large and modern fleet, we intend to drive future performance when market conditions improve while continuing to provide our leading customers with the highest quality service.”

Genco’s voyage revenues decreased to $62.1 million for the three months ended June 30, 2012 versus $98.5 million for the three months ended June 30, 2011. The decrease was due to lower charter rates achieved by the majority of our vessels as well as a higher number of days that our vessels were on planned offhire to complete drydockings during the second quarter of 2012 compared to the second quarter of 2011. The decrease in charter rates was partially offset by the increase in the size of our fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased to $11,067 per day for the three months ended June 30, 2012 compared to $18,299 per day for the three months ended June 30, 2011. The decrease in TCE rates resulted from lower charter rates achieved in the second quarter of 2012 versus the same period in 2011 for the majority of the vessels in our fleet. Continued deliveries of newbuilding vessels coupled with lower growth rates of imported commodities in emerging market economies through the first half of 2012 were the main contributors of reduced rates, which affected the earnings of our vessels. The effect of these contributors was partially offset by increased scrapping of older tonnage.

Total operating expenses increased to $73.4 million for the three months ended June 30, 2012 from $67.7 million for the three-month period ended June 30, 2011. Vessel operating expenses were $29.5 million for the second quarter of 2012 compared to $25.5 million for the same period in 2011. The increase in vessel operating expenses was due to the increase in the size of our fleet, the timing of purchases of spare parts as well as higher maintenance and crew related expenses, which was partially offset by lower lube consumption for the second quarter of 2012 versus the same period in 2011.

Depreciation and amortization expenses slightly increased to $34.5 million for the second quarter of 2012 from $34.0 million for the second quarter of 2011 as a result of the growth of our fleet. General, administrative and management fees marginally increased to $8.4 million in the second quarter of 2012 from $8.3 million in the second quarter of 2011, primarily due to slightly higher third-party management fees due to the growth of our fleet and higher office-related expenses. Increases were partially offset by a decrease in non-cash compensation.

Daily vessel operating expenses, or DVOE, increased to $5,232 per vessel per day during the second quarter of 2012 as compared to $4,700 per vessel per day for the second quarter of 2011, mainly due to the timing of purchases of spare parts as well as higher maintenance and crew related expenses, partially offset by lower lube consumption. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our DVOE budget for the second half of 2012 is $5,200 per vessel per day on a weighted average basis for the 53 vessels in our fleet, excluding vessels owned by Baltic Trading Limited.

John C. Wobensmith, Chief Financial Officer, commented, “Genco ended the second quarter with a sizeable cash balance of $251.4 million, enhancing the Company’s ability to operate in a soft rate environment. Consistent with our objective to preserve the Company’s financial strength and flexibility, we entered into agreements in August to amend our three credit facilities under favorable terms. Specifically, Genco’s scheduled amortization payments have been eliminated for each facility through and including the quarter ending December 31, 2013. In addition, the existing waivers for both the maximum leverage ratio covenant and the interest coverage ratio covenant have been extended for each facility through and including the quarter ending December 31, 2013. We appreciate the continued support of our lending group, a core differentiator for our Company, as we remain committed to a strong financial foundation for the benefit of our shareholders.”

Financial Review: First Half 2012

The net loss attributable to Genco was $60.8 million or $1.50 basic and diluted loss per share for the six months ended June 30, 2012, compared to net income attributable to Genco of $23.5 million or $0.67 basic and diluted earnings per share for the six months ended June 30, 2011. Voyage revenues decreased to $121.1 million for the six months ended June 30, 2012 compared to $199.1 million for the six months ended June 30, 2011. EBITDA was $52.0 million for the six months ended June 30, 2012 versus $133.9 million for the six months ended June 30, 2011. TCE rates obtained by the Company decreased to $10,774 per day for the six months ended June 30, 2012 from $18,720 per day for the six months ended June 30, 2011, mainly due to lower rates achieved for our vessels during the first six months of 2012 as compared to the prior year period as well as the operation of a greater number of smaller class vessels. Total operating expenses were $145.7 million for the six months ended June 30, 2012 compared to $135.4 million for the six months ended June 30, 2011, and daily vessel operating expenses per vessel were $5,082 versus $4,723 for the comparative periods, mainly due to the timing of purchases of spare parts as well as higher maintenance and crew related expenses, partially offset by lower lube consumption.

Liquidity and Capital Resources

 Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2012 and 2011 was $0.6 million and $83.0 million, respectively. The decrease in cash provided by operating activities was primarily due to a net loss of $66.9 million for the first six months of 2012 compared to net income of $22.0 million for the same period of 2011, which resulted from lower charter rates achieved in the first half of 2012 versus the prior year period for the majority of the vessels in our fleet.

Net cash used in investing activities for the six months ended June 30, 2012 and 2011 was $2.7 million and $68.3 million, respectively.  The decrease was primarily due to fewer funds used for purchases of vessels during the first half of 2012 compared to the same period in 2011. For the six months ended June 30, 2012, cash used in investing activities primarily related to the purchase of fixed assets in the amount of $1.8 million and vessel related equipment totaling $0.8 million. For the six months ended June 30, 2011, cash used in investing activities predominantly related to purchases of vessels in the amount of $67.2 million.

Net cash provided by financing activities was $20.1 million during the six months ended June 30, 2012 as compared to $0.7 million during the six months ended June 30, 2011. The increase in cash provided by financing activities was primarily due to $49.9 million of net proceeds provided by our follow-on offering in February 2012. Cash used in financing activities for the first six months of 2012 consisted of a $12.5 million repayment of debt under the 2007 Credit Facility, $10.2 million repayment of debt under the $253 Million Term Loan Facility, $3.8 million repayment of debt under the $100 Million Term Loan Facility, $0.2 million of deferred financing costs and the $3.1 million dividend payment of our subsidiary, Baltic Trading Limited, to its outside shareholders. Cash provided by financing activities during the first six months of 2011 mainly consisted of $21.5 million of proceeds from the $253 Million Term Loan Facility related to the Bourbon vessels acquired and $20.0 million of proceeds from the $100 Million Term Loan Facility related to the Metrostar vessels acquired offset by the following uses of cash: a $25.0 million repayment of debt under the 2007 Credit Facility, $9.8 million repayment of debt under the $253 Million Term Loan Facility, $1.8 million repayment of debt under the $100 Million Term Loan Facility, $0.3 million of deferred financing costs and the $3.9 million dividend payment of our subsidiary, Baltic Trading Limited, to its outside shareholders.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet. We estimate that six of our vessels will complete drydockings in the third quarter of 2012 and one additional vessel will be drydocked in the fourth quarter of 2012. We further anticipate that seven of our vessels will be drydocked in 2013.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2013 to be:

	Q3 2012	Q4 2012	2013
Estimated Costs (1)	$3.0 million	$0.5 million	$5.0 million
Estimated Offhire Days (2)	105	20	140

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.  Included in the total estimated offhire days is the third quarter of 2012 portion of the Genco Carrier drydock which amounted to five days.

The Genco Knight, Genco Raptor, Genco Cavalier, Genco Success and Genco Beauty completed their respective drydockings during the second quarter of 2012, while the Genco Carrier commenced its drydocking on June 19, 2012 and completed the same during the third quarter, on July 5, 2012.  The vessels were on planned offhire for an aggregate of 105.4 days in connection with their scheduled drydockings at a cumulative cost of approximately $3.4 million for the second quarter of 2012.

Credit Facility Amendments

On August 1, 2012, the Company entered into separate agreements to amend provisions of its 2007 Credit Facility, $253 Million Term Loan Facility and $100 Million Term Loan Facility. DnB Nor Bank ASA, Deutsche Bank AG Filiale Deutschlandgeschaft and Credit Agricole CIB, respectively, acted as the lead arranger of each facility.

Under the terms of the agreements, Genco’s scheduled amortization payments have been eliminated through and including the quarter ending December 31, 2013. As a result, the Company’s next scheduled amortization payment under its three credit facilities will be due in the first quarter of 2014 in the amount totaling $55.2 million. Additionally, the existing waivers for both the maximum leverage ratio covenant and the interest coverage ratio covenant have been extended under all three facilities from March 31, 2013 through and including the quarter ending December 31, 2013.

As part of these agreements, the Company prepaid an aggregate of $99.9 million in principal loan amounts reducing the facility amounts for each facility. Specifically, $57.9 million was allocated to the 2007 Credit Facility, $30.5 million was allocated to the $253 Million Term Loan Facility and $11.5 million allocated to the $100 Million Term Loan Facility.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$62,112	$98,511	$121,137	$199,130
Service revenues	819	819	1,638	1,629
Total revenues	62,931	99,330	122,775	200,759

Operating expenses:
Voyage expenses	995	(74)	2,405	894
Vessel operating expenses	29,516	25,465	57,351	50,260
General, administrative and management fees	8,362	8,298	17,058	17,149
Depreciation and amortization	34,491	34,025	68,916	67,106
Total operating expenses	73,364	67,714	145,730	135,409

Operating (loss) income	(10,433)	31,616	(22,955)	65,350

Other (expense) income:
Other income (expense)	20	(56)	4	(111)
Interest income	148	163	303	335
Interest expense	(19,884)	(21,540)	(43,614)	(42,861)
Other expense:	(19,716)	(21,433)	(43,307)	(42,637)

(Loss) Income before income taxes:	(30,149)	10,183	(66,262)	22,713

Income tax expense	(343)	(355)	(615)	(714)

Net (loss) income	(30,492)	9,828	(66,877)	21,999
Less: Net loss attributable to noncontrolling interest	(2,751)	(262)	(6,037)	(1,517)

Net (loss) income attributable to Genco Shipping & Trading Limited	$(27,741)	$10,090	$(60,840)	$23,516

Net (loss) income per share - basic	$(0.65)	$0.29	$(1.50)	$0.67

Net (loss) income per share - diluted (1)	$(0.65)	$0.29	$(1.50)	$0.67

Weighted average common shares outstanding - basic	42,878,228	35,150,352	40,484,409	35,146,254

Weighted average common shares outstanding - diluted(1)	42,878,228	35,204,649	40,484,409	35,211,636

		June 30, 2012	December 31, 2011
BALANCE SHEET DATA:		(unaudited)
Cash (including restricted cash)		$255,768	$237,718
Current assets		274,292	259,365
Total assets		3,074,139	3,119,277
Current liabilities (including current portion of long term debt)		250,597	221,702
Total long-term debt (including current portion and note payable)		1,670,084	1,694,393
Shareholders' equity (including $201.9 million and $210.0 million of non-controlling		1,352,461	1,361,618
interest at June 30, 2012 and December 31, 2011, respectively)

		Six Months Ended
		June 30, 2012	June 30, 2011
		(unaudited)

Net cash provided by operating activities		$558	82,965
Net cash used in investing activities		(2,650)	(68,318)
Net cash provided by financing activities		20,142	706

    1)   The convertible notes were anti-dilutive for the quarter and year to date periods ending June 30, 2012 and June 30, 2011.

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net (Loss) Income attributable to Genco Shipping & Trading Limited	$(27,741)	$10,090	$(60,840)	$23,516
+ Net interest expense	19,736	21,377	43,311	42,526
+ Income tax expense	343	355	615	714
+ Depreciation and amortization	34,491	34,025	68,916	67,106
EBITDA(1)	$26,829	$65,847	$52,002	$133,862

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
GENCO STANDALONE FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	53	51	53	51
Average number of vessels (2)	53.0	50.6	53.0	49.8
Total ownership days for fleet (3)	4,823	4,600	9,646	9,012
Total available days for fleet (4)	4,713	4,568	9,391	8,961
Total operating days for fleet (5)	4,696	4,542	9,339	8,906
Fleet utilization (6)	99.6%	99.4%	99.4%	99.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$11,435	19,325	$11,209	$19,917
Daily vessel operating expenses per vessel (8)	5,234	4,714	5,096	4,722

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	62	60	62	60
Average number of vessels (2)	62.0	59.6	62.0	58.8
Total ownership days for fleet (3)	5,642	5,419	11,284	10,641
Total available days for fleet (4)	5,523	5,387	11,020	10,590
Total operating days for fleet (5)	5,498	5,357	10,956	10,531
Fleet utilization (6)	99.6%	99.4%	99.4%	99.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$11,067	18,299	$10,774	$18,720
Daily vessel operating expenses per vessel (8)	5,232	4,700	5,082	4,723

(1) EBITDA represents net (loss) income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.  The foregoing definition of EBITDA differs from the definition of Consolidated EBITDA used in the financial covenants of our 2007 Credit Facility, our $253 Million Term Loan Credit Facility, and $100 Million Term Loan Credit Facility.  Specifically, Consolidated EBITDA substitutes gross interest expense (which includes amortization of deferred financing costs) for net interest expense used in our definition of EBITDA, includes adjustments for restricted stock amortization and non-cash charges for deferred financing costs related to the refinancing of the other credit facilities or any non-cash losses from our investment in Jinhui and excludes extraordinary gains or losses and gains or losses from derivative instruments used for hedging purposes or sales of assets other than inventory sold in the ordinary course of business.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of August 1, 2012, the average age of our fleet was 7.2 years, as compared to the average age for the world fleet of approximately 11 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	October 2012	100% of BCI
Genco Tiberius	2007	Cargill International S.A.	September 2012	100% of BCI
Genco London	2007	Cargill International S.A.	July 2013	100% of BCI(3)
Genco Titus	2007	Swissmarine Services S.A.	September 2012	100% of BCI
Genco Constantine	2008	Cargill International S.A.	Aug. 2012/Oct. 2013	$52,750/100% of BCI(4)(5)
Genco Hadrian	2008	Cargill International S.A.	October 2012	$65,000(4)
Genco Commodus	2009	Swissmarine Services S.A.	May 2013	99% of BCI
Genco Maximus	2009	Swissmarine Services S.A.	January 2013	98.5% of BCI
Genco Claudius	2010	Swissmarine Services S.A.	December 2012	98.5% of BCI

Panamax Vessels
Genco Beauty	1999	Global Maritime Investments Ltd.	May 2013	97% of BPI(6)
Genco Knight	1999	Swissmarine Services S.A.	March 2013	98% of BPI
Genco Leader	1999	J. Aron & Company	November 2012	100% of BPI

Genco Vigour	1999	Global Maritime Investments Ltd.	January 2013	97% of BPI
Genco Acheron	1999	Global Maritime Investments Ltd.	December 2012	97% of BPI
Genco Surprise	1998	Global Maritime Investments Ltd.	August 2012	97% of BPI
Genco Raptor	2007	Global Maritime Investments Ltd.	March 2013	100% of BPI
Genco Thunder	2007	Swissmarine Services S.A.	July 2012	97% of BPI(7)

Supramax Vessels
Genco Predator	2005	D’Amico Dry Ltd.	April 2013	103% of BSI(8)
Genco Warrior	2005	Trafigura Beheer B.V.	October 2012	102% of BSI
Genco Hunter	2007	Pacific Basin Chartering Ltd.	August 2012/July 2013	106% of BSI/105% of BSI(9)
Genco Cavalier	2007	D/S Norden	August 2012	$10,000
Genco Lorraine	2009	Olam International Ltd.	August 2012	$18,500
Genco Loire	2009	Clipper Bulk Shipping N.V.	July 2013	$9,950(10)
Genco Aquitaine	2009	Pioneer Navigation Ltd.	March 2013	100% of BSI
Genco Ardennes	2009	Klaveness Chartering	August 2012	$19,000
Genco Auvergne	2009	Pacific Basin Chartering Ltd.	April 2013	100% of BSI
Genco Bourgogne	2010	Western Bulk Carriers A/S	November 2012	$12,250
Genco Brittany	2010	D’Amico Dry Ltd.	April 2013	100% of BSI(11)
Genco Languedoc	2010	Wan Bong Chartering Co. Ltd.	September 2012	$8,750(12)
Genco Normandy	2007	Olam International Ltd.	September 2012	$8,500(13)
Genco Picardy	2005	Trafigura Beheer B.V.	December 2012	98% of BSI
Genco Provence	2004	Hamburg Bulk Carriers	December 2012	$12,000
Genco Pyrenees	2010	Navig8 Inc.	February 2013	100% of BSI
Genco Rhone	2011	AMN Bulk Carriers Inc.	March 2013	100% of BSI

Handymax Vessels
Genco Success	1997	ED & F MAN Shipping Ltd.	April 2013	91.5% of BSI
Genco Carrier	1998	Klaveness Chartering	June 2013	91% of BSI(14)
Genco Prosperity	1997	SK Shipping Co. Ltd.	October 2012	$8,000(15)
Genco Wisdom	1997	Klaveness Chartering	September 2012	92% of BSI
Genco Marine	1996	ED & F MAN Shipping Ltd.	April 2013	91% of BSI
Genco Muse	2001	Trafigura Beheer B.V.	March 2013	93.5% of BSI

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	November 2012	Spot(16)
Genco Pioneer	1999	Lauritzen Bulkers A/S	November 2012	Spot(16)
Genco Progress	1999	Lauritzen Bulkers A/S	August 2013	Spot(16)
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2013	Spot(16)
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2013	Spot(16)
Genco Charger	2005	AMN Bulk Carriers Inc.	October 2012	100% of BHSI
Genco Challenger	2003	AMN Bulk Carriers Inc.	November 2012	100% of BHSI
Genco Champion	2006	Pacific Basin Chartering Ltd.	March 2013	100% of BHSI
Genco Ocean	2010	Cargill International S.A.	June 2013	$8,500-$13,500 with 50% profit sharing(17)
Genco Bay	2010	Cargill International S.A.	January 2013	$8,500-$13,500 with 50% profit sharing(17)
Genco Avra	2011	Cargill International S.A.	March 2014	$8,500-$13,500 with 50% profit sharing(17)
Genco Mare	2011	Cargill International S.A.	May 2015	115% of BHSI
Genco Spirit	2011	Cargill International S.A.	September 2014	$8,500-$13,500 with 50% profit sharing(17)

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Constantine and the Genco Hadrian, under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Hadrian has the option to extend the charter for a period of one year.  The charterer of the Genco Constantine has the option to extend the charter for a period of eight months.

(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) We have agreed to an extension with Cargill International S.A. on a spot market-related time charter for 11.5 to 14.5 months based on 100% of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 100%.  The vessel went to drydock for scheduled repairs on July 28, 2012.  The extension will begin when the vessel is out of drydock on or about August 8, 2012.

(4) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published BCI of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.

(5) We have agreed to an extension with Cargill International S.A. on a spot market-related time charter for 14 to 16.5 months based on 100% of the BCI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 100%.  The extension will begin on or about August 21, 2012.

(6) We have reached an agreement with Global Maritime Investments Ltd. on a spot market-related time charter for a minimum of eleven months based on 97% of the Baltic Panamax Index (BPI), published by the Baltic Exchange, as reflected in daily reports, except for the initial 50 days in which hire is based on 97% of the rate for the Baltic Panamax P3A route. Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 97%.  The vessel delivered to charterers on June 15, 2012 after drydock for scheduled repairs was completed.

(7) The vessel redelivered to Genco on July 28, 2012 and is currently in drydock for scheduled repairs.

(8) We have reached an agreement with D’Amico Dry Ltd. on a spot market-related time charter for 11 to 13.5 months based on 103% of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 103%.  The vessel delivered to charterers on May 23, 2012.

(9) We have agreed to an extension with Pacific Basin Chartering Ltd. on a spot market-related time charter for 11.5 to 14.5 months based on 105% of the BSI, as reflected in daily reports, except for the initial 45 days in which hire is $4,000 per day.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 105%.  The extension will begin on or about August 12, 2012.

(10) We have reached an agreement with Clipper Bulk Shipping N.V. on a time charter for 11 to 14.5 months at a rate of $9,950 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel will deliver to charterers on or about August 13, 2012 after repositioning.  The vessel was previously on a time charter with Oldendorff GMBH & Co. at a rate of $6,250 per day less a 5.00% third party brokerage commission which began on June 7, 2012 and concluded on July 28, 2012.

(11) We have reached an agreement with D’Amico Dry Ltd. on a spot market-related time charter for 11 to 13.5 months based on 100% of the average of the daily rates of the BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%.  The vessel delivered to charterers on May 9, 2012.

(12) We have reached an agreement with Wan Bong Chartering Co. Ltd. on a time charter for two laden legs at a rate of $8,750 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel delivered to charterers on June 7, 2012.

(13) We have agreed to an extension with Olam International Ltd. on a time charter for 2 to 5 months at a rate of $8,500 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The extension began on July 13, 2012.

(14) We have reached an agreement with Klaveness Chartering on a spot market-related time charter for 11 to 13.5 months based on 91% of the average of the daily rates of the BSI, as reflected in daily reports, except for the initial 35 days in which hire is based on 91% of the rate for the Baltic Supramax S2 route.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 91%.  The vessel went to drydock on June 19, 2012 and delivered to charterers on July 6, 2012.

(15) We have reached an agreement with SK Shipping Co. Ltd. on a time charter for 3.5 to 6 months at a rate of $8,000 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel delivered to charterers on June 20, 2012.

(16) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

(17) The rate for the spot market-related time charter is linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate is based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in advance net of a 5.00% third party brokerage commission.  These vessels were acquired with existing time charters with below-market rates. For these below-market time charters, Genco allocates the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.  Specifically, for the Genco Spirit, Genco Avra, Genco Ocean and Genco Bay, the daily amount of amortization associated with the below-market rates are approximately $200, $350, $700 and $750 per day over the actual cash rate earned, respectively.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, August 2, 2012 at 8:30 a.m. Eastern Time, to discuss its 2012 second quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 452-4030 or (719) 325-2334 and enter passcode 7066040. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 7066040. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry;

(ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the fulfillment of post-closing actions required under our recent credit facility amendments, including effecting a second priority security interest in favor of lenders under our 2007 Credit Facility in vessels pledged under our other two credit facilities; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its reports on Form 10-Q and Form 8-K.